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                                                                    Exhibit 99.1

              DYNATECH ANNOUNCES COMPLETION OF WWG AND TTC MERGER


BURLINGTON, MASS., May 23, 2000 - Dynatech Corporation (OTCBB: DYNA) today announced the completion of its previously announced merger between its subsidiary TTC and Wavetek Wandel Goltermann (WWG). The transaction, valued at approximately $600 million, creates a new company with broader capabilities in test and monitoring solutions for the worldwide communications industry.

        The newly merged company, headquartered in Germantown, Maryland, will adopt a new name and logo to be announced later this year. With 4,000 employees and a presence in more than 80 countries, the new company will provide communications test solutions worldwide for data, voice, wireless, optical, cable, access and Internet protocol-based networks.

About Dynatech

        Dynatech Corporation is a global communications equipment company focused on network technology solutions. Headquartered in Burlington, Massachusetts, Dynatech sells its products worldwide through subsidiaries located throughout the Americas, Europe and Asia. For more information on Dynatech, please visit www.dynatech.com.
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        This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause actual results to differ materially are described in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.